Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-88766, 333-70532, 333-106003 and 333-114919 of United Online, Inc. on Form S-8 of our report dated September 30, 2004 (October 23, 2004 as to Note 13) on the consolidated financial statements of Classmates Online, Inc. and subsidiaries as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, on January 1, 2002, as discussed in Note 1 to the consolidated financial statements), appearing in this Current Report on Form 8-K of United Online, Inc. dated November 4, 2004.

/s/ DELOITTE & TOUCHE LLP

Seattle, Washington

November 4, 2004